EXHIBIT 99.8

EXECUTION VERSION

INTERIM INVESTORS AGREEMENT
This INTERIM INVESTORS AGREEMENT (the “Agreement”) is made as of June 15, 2020, by and among Mr. Jinbo Yao (together with his affiliated investment entities, the “Founder”), Internet Opportunity Fund LP, a limited partnership formed and existing under the laws of the Cayman Islands (“Internet Opportunity”), Polarite Gem Holdings Group Ltd, a company incorporated and existing under the laws of the Cayman Islands (together with its affiliated investment entities, “Warburg Pincus”), General Atlantic Singapore 58TP Pte. Ltd., a company incorporated and existing under the laws of Singapore (together with its affiliated investment entities, “General Atlantic”), Ocean Magical Site Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with its affiliated investment entities, “Ocean Link” and together with the Founder, Internet Opportunity, Warburg Pincus and General Atlantic, the “Investors”), Quantum Bloom Group Ltd, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and Quantum Bloom Company Ltd, an exempted company incorporated with limited liability under the laws of the Cayman Islands and wholly-owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, the Founder, Warburg Pincus Asia LLC (being an affiliate of Warburg Pincus), General Atlantic Singapore Fund Pte. Ltd. (being an affiliate of General Atlantic) and Ocean Link Partners Limited (being an affiliate of Ocean Link) are parties to that certain Exclusivity Letter dated April 30, 2020 (the “Exclusivity Letter”), pursuant to which the parties thereto proposed to undertake an acquisition transaction with respect to 58.com Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”);
WHEREAS, on the date hereof, the Company, Parent and Merger Sub, executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;
WHEREAS, on the date hereof, certain of the Investors or their respective Affiliates (the “EC Investors”) executed a letter agreement in favor of Parent (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), pursuant to which each such Investor or their respective Affiliates agreed, subject to the terms and conditions set forth therein, to make an equity investment, in the form of cash in the US$ amount set out in the column titled “Initial Equity Commitment” set forth opposite such Investor’s name on Exhibit A hereto (each, an “Initial Equity Commitment”, as may be adjusted from time to time in accordance with this Agreement or an applicable Equity Commitment Letter, an “Equity Commitment” and collectively, the “Equity Commitments”), directly or indirectly in Parent immediately prior to the Closing in connection with the Merger;
WHEREAS, on the date hereof, certain of the Investors or their respective Affiliates (the “Supporting Shareholders”) executed a support agreement in favor of Parent (the “Support Agreement”), pursuant to which, each of the Supporting Shareholders agreed to, subject to the terms and conditions set forth therein and among other obligations, (a) the cancellation of the Shares (including Shares represented by ADSs) held by such Supporting Shareholder as set forth in the Support Agreement for no cash consideration or the contribution of the Shares (including Shares represented by ADSs) held by such Supporting Shareholder to Parent, in either case, in exchange for newly issued class A and/or class B ordinary shares of Parent, par value US$0.00001 per share  (the “Parent Shares”) immediately prior to the Closing in the amounts set forth in the Support Agreement and (b) vote in favor of the Merger;
WHEREAS, on the date hereof, Ohio River Investment Limited, THL E Limited and Huang River Investment Limited (collectively, “Tencent”) executed a rollover agreement in favor of Parent (the “Rollover Agreement”), pursuant to which, Tencent agreed to, subject to the terms and conditions set forth therein and among other obligations, the cancellation of the Shares (including Shares represented by ADSs) beneficially owned by it as set forth in the Rollover Agreement for no cash consideration in exchange for newly issued Parent Shares immediately prior to the Closing in the amounts set forth in the Rollover Agreement;
WHEREAS, on the date hereof, certain of the Investors or their respective Affiliates (the “Guarantors”) executed a limited guarantee in favor of the Company (each, a “Guarantee” and collectively, the “Guarantees”), pursuant to which each such Guarantor agreed, subject to the terms and conditions set forth therein, to guarantee certain payment obligations of Parent or Merger Sub arising under the Merger Agreement;
WHEREAS, Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch (“SPDB”) and Merger Sub executed a commitment letter on June 5, 2020, and China Merchants Bank Co., Ltd. (together with SPDB, the “Underwriters”) and Merger Sub executed a commitment letter on June 6, 2020 (each such commitment letter, a “Debt Commitment Letter”), pursuant to which, subject to the terms and conditions set forth therein, the Underwriters committed to arrange and underwrite term loan facilities to be made available on the terms of the term sheet in the form attached thereto and related documentation contemplated by such term sheet under which loans will be drawn down by Merger Sub immediately prior to the Closing in connection with the Transactions; and
WHEREAS, the Investors, Parent and Merger Sub wish to agree to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters, the Support Agreement and the Guarantees, and the transactions contemplated by each.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:
1.          DEFINITIONS
Section 1.1          Definitions.  Certain terms are used in this Agreement as specifically defined herein.  Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement.

1.1.1          “Action” means any litigation, hearing, suit, claim, action, proceeding or investigation.
1.1.2          “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, for the avoidance of doubt, with respect to an Investor, any affiliated investment funds of such Investor or any investment vehicles of such Investor or such funds; provided, however, that with respect only to Investors that are private equity, sovereign or other funds in the business of making investments in portfolio companies managed independently, including without limitation, Warburg Pincus, General Atlantic and Ocean Link, no portfolio company of any such Investor or its Affiliates (including any portfolio company of any affiliated investment fund or investment vehicle of such Investor or such funds) shall be deemed to be an Affiliate of such Investor; provided, further, that none of the Founder, Internet Opportunity or the Company shall be deemed to be Affiliates of each other.
1.1.3          “Commitment” means an Investor’s Equity Commitment and Rollover Commitment.
1.1.4          “Confidential Information” means all written, oral or other information obtained in confidence by one Investor from any other Investor in connection with this Agreement or the Transactions, unless such information (a) is already or becomes known to the receiving Investor prior to the disclosure thereof by the disclosing Investor, (b) is provided to the receiving Investor by a third party which is not known by such receiving Investor to be bound by a duty of confidentiality to the disclosing Investor, (c) is or becomes publicly available other than through a breach of this Agreement by such receiving Investor, or (d) is developed independently by or for the receiving Investor without using any Confidential Information.
1.1.5          “Consortium Advisors” means any legal, financial or other advisors or consultants engaged by the Investors and consented to by the Requisite Investors, which includes without limitation, those listed on Exhibit B hereto.
1.1.6          “Investor Advisors” means any legal, financial or other advisors or consultants other than the Consortium Advisors retained by an Investor to provide separate representation in connection with specific issues arising out of the Transactions.
1.1.7           “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
1.1.8          “Requisite Investors” means the Founder, Warburg Pincus, General Atlantic, and Ocean Link, acting unanimously, as determined without taking into account any Failing Investor (as defined below) whose consent rights have not been restored pursuant to Section 2.7.
1.1.9          “Requisite Sponsor Investors” means Warburg Pincus, General Atlantic, and Ocean Link, acting unanimously, as determined without taking into account any Failing Investor whose consent rights have not been restored pursuant to Section 2.7.

1.1.10          “Representative” of a person means that person’s officers, directors, employees, accountants, counsel, financial advisors, consultants, other advisors, general partners, limited partners and sources or prospective sources of equity or debt financing.
1.1.11          “Rollover Commitment” means the value of a Supporting Shareholder’s Rollover Shares that will be cancelled for no cash consideration or contributed to Parent, in either case, in exchange for Parent Shares under the Support Agreement, calculated as (a) the product of the number of Shares held by such Supporting Shareholder that will be cancelled or contributed pursuant to the Support Agreement and the Per Share Merger Consideration plus (b) the product of the number of ADSs held by such Supporting Shareholder that will be cancelled or contributed pursuant to the Support Agreement and the Per ADS Merger Consideration, as may be adjusted from time to time in accordance with the Support Agreement.
1.1.12          “Sponsor Investors” means, collectively, Warburg Pincus, General Atlantic and Ocean Link.
1.1.13          “Transactions” means, collectively, the transactions contemplated by the Merger Agreement, including the Merger.
2.          AGREEMENTS AMONG THE INVESTORS.
Section 2.1          Actions Under the Merger Agreement.
2.1.1          The Requisite Investors may cause Parent and Merger Sub to take any action or refrain from taking any action in order to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement or any other action with respect to the Merger Agreement, including, without limitation, determining that the conditions to closing specified in Sections 7.01 and 7.02 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amending or modifying the Merger Agreement and determining to close the Merger; provided, however, that the Requisite Investors may not cause Parent or Merger Sub to amend the Merger Agreement in a way that by its terms has an impact, economic or otherwise, on any Investor that is disproportionate to the impact, economic or otherwise, on the other Investors in a manner that is materially adverse to such Investor without such Investor’s written consent.  Parent and Merger Sub shall not, and the Investors shall not permit Parent or Merger Sub to, determine that the Closing Conditions have been satisfied, waive compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by the Requisite Investors.  Parent and Merger Sub agree not to take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement.
2.1.2          Notwithstanding anything to the contrary in Section 2.1.1, the Requisite Sponsor Investors may, without the consent of the Founder but subject in all respects to the applicable terms and conditions set forth in the Merger Agreement, (a) solely subsequent to the termination of the Merger Agreement, cause Parent and Merger Sub to initiate litigation or other legal action against the Company in connection with a breach or alleged breach of the Merger Agreement and to take any other necessary actions in connection thereto or (b) cause Parent to terminate the Merger Agreement pursuant to Section 8.02 or Section 8.04 thereof in the event that the Merger Agreement has not been terminated prior to the 30th day following the date on which Parent was first entitled to terminate the Merger Agreement thereunder; provided that the Requisite Sponsor Investors shall consult in good faith with the Founder prior to causing Parent or Merger Sub to take any of the actions specified in the foregoing clauses (a) and (b).  Parent and Merger Sub shall not, and the Investors shall not permit Parent and Merger Sub to, take any action specified in the foregoing clauses (a) and (b) unless such action has been approved in advance in writing by the Requisite Sponsor Investors (after consulting in good faith with the Founder).
Section 2.2          Non-Consenting Investors.  Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub shall not, and the Requisite Investors shall not permit Parent or Merger Sub to, (a) modify or amend the Merger Agreement so as to increase or modify in a manner materially adverse to Parent, Merger Sub or the Investors the form or amount of the Merger Consideration (including by waiver of a material breach of the Company’s representation and warranty regarding its capitalization) or increase in any way the obligations under the Equity Commitment Letters, (b) modify or waive, in a manner materially adverse to Parent, Merger Sub or the Investors, any provisions relating to the Parent Termination Fee or the aggregate cap on monetary damages recoverable by the Company, or (c) materially modify the structure of the Transactions, in each case, without the consent of each Investor; provided, however, that in the event that the Requisite Investors are willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent and Merger Sub to do so) with respect to the matters described in clauses (a) through (c) above and any other Investor declines to agree to, proceed with, or take any action with respect to such matter (a “Non-Consenting Investor”), the Requisite Investors may nevertheless proceed with such matter by first terminating such Non-Consenting Investor’s participation in the Transactions, and in such event, such Non-Consenting Investor shall thereafter have no rights or liability hereunder (except as specifically provided in Section 2.9 and Section 2.11.2 hereof and with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such termination) or, if applicable, under its Equity Commitment Letter, its Guarantee or the Support Agreement; provided, further, that such Non-Consenting Investor shall have received a full and unconditional release of his, her or its obligations under this Agreement (subject to the applicable provisions of Section 2.9 and Section 2.11.2 hereof and except with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such release), and, if applicable, under its Equity Commitment Letter, its Guarantee and/or the Support Agreement from Parent, the Company, and each other Investor, as applicable, or a mutually satisfactory indemnity with respect to such Non-Consenting Investor’s liabilities under this Agreement, and, if applicable, its Equity Commitment Letter, its Guarantee and/or the Support Agreement.  In the event the Requisite Investors terminate a Non-Consenting Investor’s participation in the Transactions, (x) the amount of such Non-Consenting Investor’s Commitment shall first be offered to all EC Investors (other than any (a) Failing Investor or (b) Non-Consenting Investor whose participation in the Transactions has been terminated pursuant to this Section 2.2, or any Affiliate of the foregoing) in proportion to their respective Equity Commitments; (y) if any EC Investor accepts less than all of such EC Investor’s pro rata portion of the Non-Consenting Investor’s Commitment after the offer is made pursuant to clause (x) above, then the Requisite

Investors may offer the remaining portion of such Non-Consenting Investor’s Commitment to all other Investors (other than any Failing Investor, Non-Consenting Investor or EC Investor who declines to accept its full pro rata portion of such Commitment, or any Affiliate of the foregoing) in such amounts as may be determined by the Requisite Investors; and (z) if there remains any outstanding portion of such Non-Consenting Investor’s Commitment after the offer is made pursuant to clause (y) above, then the Requisite Investors may offer such outstanding portion to new investors in such amounts as may be determined by the Requisite Investors.
Section 2.3          Equity Financing.
2.3.1          Parent shall, at the direction of the Requisite Investors, enforce the provisions of the Equity Commitment Letters in accordance with the terms of the Merger Agreement and the Equity Commitment Letters.  The Investors shall be entitled to receive for their respective Initial Equity Commitments such class and numbers of Parent Shares set forth opposite their respective names on Exhibit A hereto (with respect to each Investor and as adjusted in accordance with this Agreement, its “Equity Shares”), and having the terms set forth herein. If any Equity Commitment of any Investor is adjusted in accordance with Section 2.3.2 or pursuant to an Equity Commitment Letter (except any adjustment in accordance with Section 2.3.2(i)), the number of Equity Shares issuable to the Investors in connection with the Closing shall be correspondingly adjusted based on such adjustment in Equity Commitment.  If the participation of any Investor in the Transactions has been terminated in accordance with Section 2.2 or Section 2.7, the number of Equity Shares issuable to such Investor in connection with the Closing shall be correspondingly eliminated.  Subject to Section 2.3.2, each Investor shall (if it is an EC Investor) and shall cause each of its Affiliates that is an EC Investor (if any) to comply with such EC Investor’s obligation to fund its Equity Commitment under its applicable Equity Commitment Letter; provided, that no EC Investor shall have an independent right to enforce an Equity Commitment Letter against another EC Investor, other than as provided in the first sentence of this paragraph.  Notwithstanding anything in any Equity Commitment Letter to the contrary, prior to the Effective Time, none of the EC Investors shall be entitled to assign, sell-down or syndicate any part of its Equity Commitment to any third party without the prior consent of the Requisite Investors which prior consent shall not relieve the EC Investor of any of its obligations or rights under the applicable Equity Commitment Letter; provided, however, that each Investor agrees that (i) Internet Opportunity is permitted to raise capital through syndication arrangements (including through investment products, derivative products or wealth management products, crowd funding and/or other similarly structured investment syndication arrangements) (the “Internet Opportunity Syndication”) without any prior consent or agreement of the Requisite Investors or notice to the other Investors so long as such syndication arrangements shall not be deemed to be non-compliant with applicable securities Laws, and (ii) Internet Opportunity and its Affiliates may be investment funds and invest capital on behalf of direct or indirect investors and that nothing herein will limit the investment activities of Internet Opportunity or its Affiliates or any Internet Opportunity Syndication; provided, further, that subject to Section 14 of the applicable Equity Commitment Letter, each EC Investor may assign, sell-down or syndicate all or any part of its Equity Commitment to any of its Affiliates, limited partners of it or its Affiliates, or one or more affiliated investment funds or investment vehicles that are advised, managed or sponsored by the investment manager of the Investor or any Affiliate thereof without any consent of the Requisite Investors (a “Permitted Syndication”).

2.3.2          Equity Commitment Adjustments
(i)          Downward Adjustment due to Dissenting Shares.  To the extent the Requisite Sponsor Investors (after consulting in good faith with the Founder) determine that the aggregate equity investment to be made in Parent by all of the EC Investors that is required in connection with the Closing under the Merger Agreement (the “Required Investment”) is less than the aggregate Equity Commitments of the Investors solely due to the exercise of dissenters’ rights by Dissenting Shareholders prior to the Closing, then the portion of its Equity Commitment that each EC Investor (other than Internet Opportunity) funds to Parent at the Closing shall be proportionately reduced according to such EC Investors’ respective Equity Commitments; provided that the amount of each such EC Investor’s Equity Commitment not funded to Parent at the Closing pursuant to this Section 2.3.2(i) shall be paid in full after the Closing by such EC Investors in accordance with the Shareholders Agreement; provided further that the number of the Equity Shares to be issued to such EC Investors at the Closing shall not be adjusted due to such adjustment in their equity investment amount in Parent.
(ii)          Downward Adjustment due to Other Reasons. To the extent the Requisite Investors determine that the Required Investment is less than the aggregate Equity Commitments of the EC Investors due to any reason other than as contemplated in Section 2.3.2(i), then the amount that each EC Investor invests in Parent will be proportionately reduced according to the EC Investors’ respective Equity Commitments; provided, however, the Requisite Investors may instead elect that the amount that each EC Investor (other than Internet Opportunity) invests in Parent be proportionately reduced according to such EC Investors’ respective Equity Commitments with no reduction to the Equity Commitment of Internet Opportunity.
(iii)          Upward Adjustment. If the Requisite Investors determine that the Required Investment is greater than the aggregate Equity Commitments of the Investors, then (x) the amount of such excess shall first be offered to all EC Investors (other than any (a) Failing Investor or (b) Non-Consenting Investor whose participation in the Transactions has been terminated pursuant to Section 2.2, or any Affiliate of the foregoing) in proportion to their respective Equity Commitments; (y) if any EC Investor accepts less than all of such EC Investor’s pro rata portion of such excess after the offer is made pursuant to clause (x) above, then the Requisite Investors may offer the remaining portion of such excess to all other Investors (other than any Failing Investor, Non-Consenting Investor or EC Investor who declines to accept its full pro rata portion of such excess, or any Affiliate of the foregoing) in such amounts as may be determined by the Requisite Investors; and (z) if there remains any outstanding portion of such excess after the offer is made pursuant to clause (y) above, then the Requisite Investors may offer such outstanding portion to new investors selected by the Requisite Investors in such amounts as may be determined by the Requisite Investors.  Any additional commitment accepted by an Investor pursuant to this Section 2.3.2(iii) shall be made on the same terms and conditions as such Investor’s existing commitment (provided, that to the extent an Investor is satisfying its commitment by the contribution of Rollover Shares, and such Investor does not have sufficient Shares available to satisfy such additional commitment, such Investor shall satisfy such additional commitment with a cash contribution on the same terms and conditions as the Equity Commitments).

(iv)          Adjustment due to Change of Internet Opportunity’s Equity Commitment.
(1)          Internet Opportunity shall notify the Sponsor Investors in writing no later than the date that is fifteen (15) Business Days prior to the date of the Closing whether it will be able to fulfill part or all of its Initial Equity Commitment immediately prior to the Closing together with evidence reasonably satisfactory to the Sponsor Investors demonstrating the amount of funds firmly committed by its equity or debt funding sources (the “Internet Opportunity Commitment Amount”).  Upon receipt of such notice from Internet Opportunity of the Internet Opportunity Commitment Amount by the Sponsor Investors, for all purposes under this Agreement and under each EC Investor’s Equity Commitment Letter, (a) if the Internet Opportunity Commitment Amount is less than the Initial Equity Commitment of Internet Opportunity (such shortfall, if any, the “Internet Opportunity Commitment Shortfall”), then Internet Opportunity’s Equity Commitment shall be reduced correspondingly to the amount of the Internet Opportunity Commitment Amount, (b) notwithstanding anything to the contrary in Section 2.15.1, in the event of an Internet Opportunity Commitment Shortfall, the Requisite Investors shall elect whether to (x) increase (or draw down an additional amount under) the Debt Financing by such Internet Opportunity Commitment Shortfall (or any portion thereof) and/or (y) utilize the cash and/or cash equivalents available on the Company’s balance sheet to fund such Internet Opportunity Commitment Shortfall (or any portion thereof), and, if the Requisite Investors cannot agree thereon, the Requisite Investors shall be deemed to have elected to increase the Debt Financing pursuant to clause (x) in an amount agreed by the EC Investors (other than Internet Opportunity), and following such election, the Requisite Investors agree to cause the Company to cooperate to such effect, and (c) if and to the extent unanimously agreed by the EC Investors (other than Internet Opportunity) the aggregate Equity Commitments of the EC Investors (other than Internet Opportunity) shall be increased by an amount equal to a portion or all (as determined by such EC Investors) of any remaining amount of such Internet Opportunity Commitment Shortfall following any reduction thereof pursuant to the foregoing clause (b), with such increase to the Equity Commitment of each such EC Investor being in proportion to its Equity Commitment relative to the Equity Commitments of all such EC Investors or such other allocation among such EC Investors as such EC Investors may mutually agree.  In the event any portion of the Internet Opportunity Commitment Amount fails to be funded pursuant to Internet Opportunity’s Equity Commitment Letter, the provisions of clauses (b) and (c) above shall apply to such funding shortfall mutatis mutandis.
(2)          Notwithstanding anything to the contrary set forth in this Agreement or the Equity Commitment Letters, (a) an Internet Opportunity Commitment Shortfall or Internet Opportunity’s failure to fund such Internet Opportunity Commitment Shortfall shall not constitute a breach by Internet Opportunity of any provision of this Agreement (including for purposes of Section 2.7) or Internet Opportunity’s Equity Commitment Letter and (b) assuming timely notification by Internet Opportunity to the Sponsor Investors of the Internet Opportunity Commitment Amount in accordance with this Section 2.3.2(iv), Internet Opportunity shall not be deemed a Failing Investor (as defined below) pursuant to Section 2.7 or any other provision of this Agreement with respect to its failure to fund an Internet Opportunity Commitment Shortfall.

(3)          Each Sponsor Investor shall, and shall cause its Affiliates to, use commercially reasonable efforts to (a) introduce potential sources of financing to Internet Opportunity for purposes of the Internet Opportunity Syndication, and (b) minimize any Internet Opportunity Commitment Shortfall; provided, no Sponsor Investor shall have any liability for monetary damages for its failure to introduce potential sources of financing to Internet Opportunity for purposes of the Internet Opportunity Syndication or to minimize any Internet Opportunity Commitment Shortfall.
Section 2.4          Support/Rollover Agreement.  Parent shall, at the direction of the Requisite Investors, enforce the provisions of the Support Agreement and the Rollover Agreement in accordance with the terms of the Merger Agreement and the Support Agreement or the Rollover Agreement (as applicable).  Each Investor shall (if it is a Supporting Shareholder) and shall cause each of its Affiliates that is a Supporting Shareholder (if any) to comply with such Supporting Shareholder’s obligations under the Support Agreement; provided, that no Supporting Shareholder shall have an independent right to enforce the Support Agreement against another Supporting Shareholder or to enforce the Rollover Agreement, other than as provided in the immediately preceding sentence.
Section 2.5          Guarantees.  The Investors shall cooperate in defending any claim that the Guarantors are or any of them is liable to make payments under the Guarantees.  Each Investor agrees that it shall (if it is a Guarantor) and shall cause each of its Affiliates that is a Guarantor (if any) to contribute to the amount paid or payable by other Guarantors in respect of the Guarantees (other than any such payment made by a Guarantor solely arising from such Guarantor’s breach of its obligations under such Guarantor’s Guarantee, which amounts shall not be subject to this Section 2.5 and instead shall be subject to Section 2.9.3) so that each Guarantor will have paid an amount equal to the product of the aggregate amount paid under all of the Guarantees multiplied by a fraction of which the numerator is such Guarantor’s Cap (as defined in such Guarantor’s Guarantee) and the denominator is the sum of all Guarantor’s Caps (such fraction, expressed as a percentage, such Guarantor’s “LG Percentage”).
Section 2.6          Shareholders Agreement; Appointment of Directors.
2.6.1          Each Investor agrees to negotiate in good faith with the other Investors with respect to, and enter into concurrently with the Closing, a Shareholders Agreement or other definitive agreements containing, customary terms including (and that are, subject to mutually agreed changes, consistent with) the terms set forth on Exhibit C hereto.  Parent and each Investor hereby agree to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Parent has the composition contemplated by Exhibit C hereto immediately prior to the Closing.  In the event that the Investors are unable to agree on the terms of the Shareholders Agreement, the terms set forth on Exhibit C hereto shall govern with respect to the matters set forth therein following the Closing and until such time as the Investors enter into a Shareholders Agreement.
2.6.2          Prior to and until the Closing, unless the Requisite Investors otherwise agree, each of the Requisite Investors will be entitled to designate one director to the board of directors of each of Parent and Merger Sub (the “Boards”), notwithstanding anything to the contrary in the articles of such entities, and such Boards shall operate on the basis of unanimity and shall require the consent of all directors to take any action.  Any Investor whose participation in the Transactions has been terminated shall (a) cause any person that it has designated as a director to a Board to resign from such position, (b) sell any equity interests it holds in Parent to such entity for nominal consideration, and (c) automatically cease to have any control or governance rights, or any decision making authority, with respect to Parent or Merger Sub.
Section 2.7          Consummation of the Transactions.  Subject to Section 2.3.2(iv), in the event that the Closing Conditions are satisfied or validly waived (subject to the requirements in Section 2.1 and Section 2.2) and the Requisite Investors determine to close the Merger, the Requisite Investors may terminate the participation in the Transactions of any Investor that does not (or whose Affiliate does not) fulfill its Commitment or that asserts (or whose Affiliate asserts) in writing its or its Affiliate’s unwillingness to fulfill its Commitment (a “Failing Investor”); provided, that such termination shall not affect the rights of the Closing Investors (as defined below) against such Failing Investor or its Affiliates, as applicable, with respect to such failure or declination to fund, which rights shall be as provided in Section 3.4 and Section 3.5 hereof.  In the event the Requisite Investors terminate a Failing Investor’s participation in the Transactions, (x) the amount of such Failing Investor’s Commitment shall first be offered to all EC Investors (other than any (a) Failing Investor or (b) Non-Consenting Investor whose participation in the Transactions has been terminated pursuant to Section 2.2, or any Affiliate of the foregoing) in proportion to their respective Equity Commitments; (y) if any EC Investor accepts less than all of such EC Investor’s pro rata portion of the Failing Investor’s Commitment after offer is made pursuant to clause (x) above, then the Requisite Investors may offer the remaining portion of such Failing Investor’s Commitment to all other Investors (other than any Failing Investor, Non-Consenting Investor or EC Investor who declines to accept its full pro rata portion of such Commitment, or any Affiliate of the foregoing) in such amounts as may be determined by the Requisite Investors; and (z) if there remains any outstanding portion of such Non-Consenting Investor’s Commitment after the offer is made pursuant to clause (y) above, then the Requisite Investors may offer such outstanding portion to new investors in such amounts as may be determined by the Requisite Investors. Notwithstanding anything to the contrary contained herein, from and after the time an Investor becomes a Failing Investor, the approval or consent of such Failing Investor shall not be required for any purposes under this Agreement; provided, any Failing Investor that participates in the Transactions as a result of the Closing Investors exercising their rights to seek specific performance pursuant to Section 3.4 shall no longer be deemed a Failing Investor and his, her or its approval or consent rights shall be restored, in each case as of the date such Failing Investor and its Affiliates fulfill their Commitment in full.
Section 2.8          Company Termination Fee and Expenses.
2.8.1          Any Company Termination Fee paid by the Company or any of its Affiliates pursuant to Section 8.06(a) of the Merger Agreement, any Expenses paid by the Company or any of its Affiliates pursuant to Section 8.06(d) of the Merger Agreement and any other costs and expenses reimbursed by the Company or its Affiliates pursuant to Section 8.06(f) of the Merger Agreement or otherwise, after making adequate provisions for the payment or reimbursement of Consortium Transaction Expenses (as defined below) pursuant to Section 2.9 hereof shall be promptly paid by Parent or Merger Sub to the Guarantors (other than any

Guarantor that is or whose Affiliate is (a) a Failing Investor at the time of termination of the Merger Agreement or (b) a Non-Consenting Investor whose participation in the Transactions has been terminated pursuant to Section 2.2) or their respective designees in proportion of their respective LG Percentages, determined by excluding the Cap of each Failing Investor and Non-Consenting Investor whose participation in the Transactions has been terminated pursuant to Section 2.2.
2.8.2          If any Parent Termination Fee is payable as a result of Tencent not complying with its obligations under any agreement with Parent (including the Rollover Agreement), any damages or other amounts paid by Tencent to Parent in connection with such non-compliance shall be promptly paid by Parent to the Guarantors in proportion to any amounts paid by such Guarantors pursuant to their respective Guarantees.
Section 2.9          Expense Sharing.
2.9.1          Upon consummation of the Transactions and from time to time thereafter, Parent shall or shall cause the Surviving Company to reimburse the Investors, the EC Investors and the Guarantors for, or pay on behalf of such persons, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transactions (“Consortium Transaction Expenses”), including, without limitation, (a) the reasonable fees, expenses and disbursements of (i) the Consortium Advisors, but excluding any fees, expenses and disbursements payable to any Investor Advisors unless such fees, expenses and disbursements of any Investor Advisors are agreed to in advance by the Requisite Investors, and (ii) any banks and other financing sources (“Financing Banks”) and their advisors in connection with provision of debt financing (including any Alternative Financing) to support the Transactions (the “Debt Financing”) and (b) out-of-pocket costs and expenses incurred by any Investor or its Affiliates (other than Parent, the Company and its subsidiaries) or the attorneys thereof in connection with defending, being a witness in or participating in an Action relating to or arising from the Transactions, including without limitation, responding to any subpoenas, regulatory requests or any other judicial or regulatory process or orders.
2.9.2          If the Merger Agreement is terminated prior to the Closing (and Section 2.9.3 below does not apply), the EC Investors agree to share the Consortium Transaction Expenses incurred in connection with the Transactions in proportion to their respective Equity Commitments.
2.9.3          If the failure of the Transactions to be consummated prior to termination of the Merger Agreement results from the unilateral breach of this Agreement, the Support Agreement or any Equity Commitment Letter by one or more Investors (or his, her or its Affiliates), then, subject to Section 2.3.2(iv)(2), such Investor or Investors shall be responsible to pay the full amount of the Consortium Transaction Expenses and reimburse Parent, each non-breaching Investor and Affiliates of such non-breaching Investor (other than the Company and its subsidiaries), as the case may be, for the Parent Termination Fee paid by Parent pursuant to Section 8.06(b) of the Merger Agreement, any Expenses paid by Parent pursuant to Section 8.06(c) of the Merger Agreement, any other costs and expenses paid by Parent pursuant to Section 8.06(f) of the Merger Agreement, any payment obligations of Parent pursuant to Section 6.07(e) of the Merger Agreement and all of their other out-of-pocket costs and expenses

(including any amounts payable by the Guarantors in respect of the Guarantees) incurred in connection with the Transactions, including the reasonable fees, expenses and disbursements of Investor Advisors, without prejudice to any claims, rights and remedies otherwise available to such non-breaching Investor and its Affiliates; provided, however, that if the failure of the Transactions to be consummated prior to termination of the Merger Agreement results from the unilateral breach by Internet Opportunity of this Agreement or its Equity Commitment Letter, Internet Opportunity shall, in no event, be liable pursuant to this Section 2.9.3 to pay an amount in excess of its Liability Pro Rata Portion of the amount that would have otherwise been payable by Internet Opportunity pursuant to this Section 2.9.3.  “Liability Pro Rata Portion” means, with respect to Internet Opportunity, a fraction, the numerator of which is the Equity Commitment of Internet Opportunity, and the denominator of which is the aggregate Equity Commitments of Internet Opportunity and the Sponsor Investors (or their respective Affiliates that are EC Investors).
2.9.4          The obligations under this Section 2.9 shall remain in full force and effect whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement in accordance with Section 3.1.
Section 2.10          Notice of Closing; Notices.  Parent will use its commercially reasonable efforts to provide each Investor with at least five (5) days’ prior notice of the Closing Date under the Merger Agreement; provided that the failure to provide such notice will not relieve an Investor or its Affiliates of their obligations under this Agreement, the Equity Commitment Letters, the Guarantees or the Support Agreement.  Any notices received by Parent pursuant to Section 9.02 of the Merger Agreement shall be promptly provided to each Investor by facsimile transmission and/or electronic mail at the address set forth in such Investor’s (or its Affiliate’s) Equity Commitment Letter or the Support Agreement.  All other notices and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on the next business day if transmitted by international overnight courier, in each case, to the respective parties hereto at the address for each party set forth in such party’s (or its Affiliate’s) Equity Commitment Letter or the Support Agreement.
Section 2.11          Representations and Warranties; Covenants.
2.11.1          Each Investor hereby represents, warrants and covenants to the other Investors that it has not entered into any agreement, arrangement or understanding with any other Investor, any other potential investor, group of investors, or the Company with respect to the subject matter of this Agreement and the Merger Agreement, other than the agreements expressly contemplated by this Agreement (including exhibits) and the Merger Agreement, a Permitted Syndication or the Internet Opportunity Syndication.
2.11.2          Until this Agreement is terminated pursuant to Section 3.1, without the prior approval of the Requisite Investors and other than in connection with a Permitted Syndication or the Internet Opportunity Syndication, no Investor shall enter into any agreement, arrangement or understanding or have discussions with any other potential investor or acquirer, group of investors or acquirors, or the Company or any of its Representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company; provided, that this Section 2.11.2 shall not limit or restrict the Founder or any Representative of General Atlantic on the Company Board in acting in his or her capacity as an officer and/or a director of the Company (and not in his or her capacity as a Representative of a shareholder or its Affiliate) and exercising his or her fiduciary duties and responsibilities solely in his or her capacity as such; provided, further, that notwithstanding anything to the contrary in this Agreement and irrespective of when this Agreement is terminated pursuant to Section 3.1, this Section 2.11.2 shall apply to an Investor (a) that is a Failing Investor for a period of one year following such Investor becoming a Failing Investor or (b) that is released from this Agreement pursuant to Section 2.2 until the earlier of the Effective Time and termination of the Merger Agreement pursuant to Article VIII thereof.  Notwithstanding anything to the contrary in this Section 2.11.2, (a) the Founder shall be permitted to take any action permitted by Section 6.04 of the Merger Agreement and (b) to the extent (i) the Company, the board of directors of the Company (the “Company Board”) or the Special Committee specifically requests that the Founder or a Representative of General Atlantic on the Company Board cooperate in respect of a bona fide written proposal or offer regarding a Competing Transaction that was not made, solicited, initiated, knowingly encouraged, knowingly facilitated or joined by the Founder or General Atlantic, respectively, or their respective Affiliates, and (ii) the Company or its Representatives are permitted to take such action by Section 6.04 of the Merger Agreement.
2.11.3          Each of Parent and Merger Sub hereby represents and warrants to each of the Investors that it was formed solely for the purpose of engaging in the Transactions and has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than pursuant to any Debt Commitment Letter or definitive documentation relating to the Debt Financing and those incident to its formation and capitalization pursuant to the Merger Agreement and the Transactions.  Each Investor hereby represents, warrants and covenants to the other Investors that it has not, and prior to the Effective Time, will not, cause Parent or Merger Sub to take any action inconsistent with the representations and warranties of Parent and Merger Sub in this Section 2.11.3.
2.11.4          Each of Parent and Merger Sub hereby represents, warrants and covenants to each of the Investors that it has not entered, and prior to the Closing will not enter, into any agreement, arrangement or understanding of any kind with any person that grants a person: (a) the right to purchase a different class of security than that being purchased by the Investors or their Affiliates in accordance with the terms of the Equity Commitment Letters and the Support Agreement, (b) the right to purchase the same class of security as that being purchased by the Investors or their Affiliates in accordance with the Equity Commitment Letters and the Support Agreement, but at a lower price than pursuant thereto, or (c) any other right not provided to such person herein, except, in all cases, agreements or arrangements entered into by Parent or Merger Sub with the consent of the Requisite Investors.
2.11.5          Each Investor other than Internet Opportunity hereby represents, warrants and undertakes to the other Investors that (a) except as disclosed in writing to the other Investors, to the best of such Investor’s knowledge, none of the direct or indirect shareholders and/or beneficiaries of such Investor or its Affiliate (if such Affiliate is an EC Investor or a Supporting Shareholder) is an entity fully or partially funded by capital raised through investment products, derivative products or wealth management products, crowd funding and/or other similarly structured investment syndication arrangements (collectively “Investment Syndication Arrangements”) for the purposes of investing in the Company from persons that are not Affiliated with such Investor, and (b) unless as agreed by the Requisite Investors in writing, an entity fully or partially funded by capital raised through Investment Syndication Arrangements for the purposes of investing in the Company from persons that are not Affiliated with such Investor may not become a direct or indirect shareholder and/or beneficiary of such Investor or its Affiliate (if such Affiliate is an EC Investor or a Supporting Shareholder); except, in each case, that such Investors and their Affiliates may be investment funds and invest capital on behalf of direct or indirect investors and that nothing herein will limit the investment activities of the Investors or their Affiliates or any Permitted Syndications.
Section 2.12          PR Coordination.  No announcements or other public statement regarding the subject matter of this Agreement shall be issued or made by any Investor without the prior written consent of the Requisite Investors, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements or statements are required by applicable Law, a court of competent jurisdiction, a regulatory body or stock exchange, and then only after the form and terms of such announcements or statements have been notified to the Requisite Investors and the Requisite Investors have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.  Notwithstanding the foregoing, each Investor may make any Schedule 13D filings, or amendments thereto, in respect of the Company that such Investor reasonably believes is required under applicable Law without the prior written consent of the other Investors, provided that each such Investor shall coordinate with the other Investors in good faith regarding the content and timing of such filings or amendments in connection with the Transactions.
Section 2.13          Confidentiality.  Except as permitted under this Section 2.13 or Section 2.14, each Investor (the “Recipient”) shall not, and shall direct his, her or its Affiliates and the Representatives of the foregoing not to, disclose any Confidential Information obtained from a disclosing Investor without the prior written consent of such disclosing Investor; provided that the Recipient may disclose any Confidential Information to Persons in connection with a Permitted Syndication and to any of his, her or its Affiliates and any of the Representatives of the foregoing who, in each case, (prior to such disclosure) have agreed with the Recipient to maintain the confidentiality of such Confidential Information as set out herein or are otherwise bound by applicable law or rules of professional conduct to keep such information confidential.  Each Investor shall not and shall direct his, her or its Affiliates and the Representatives of the foregoing to whom Confidential Information is disclosed not to, use any Confidential Information for any purpose other than exclusively for the purposes of this Agreement or the Transaction.
Section 2.14          Permitted Disclosures.  An Investor may make disclosures of Confidential Information (a) if required by applicable laws or the rules and regulations of any securities exchange or Governmental Authority of competent jurisdiction over an Investor, but only after the form and terms of such disclosure have been notified to the other Investors and the other Investors have had a reasonable opportunity to comment thereon, in each case to the extent legally permissible and reasonably practicable; or (b) if the information is publicly available other than through a breach of this Agreement by such Investor, any of his, her or its Affiliates or any of the Representatives of the foregoing.
Section 2.15          Debt Financing.
2.15.1          Merger Sub and Parent shall, at the direction of the Requisite Investors, negotiate, enter into and borrow under the definitive documentation relating to the Debt Financing.  The Requisite Investors shall be the primary negotiators on behalf of the Investors regarding the terms of the definitive documentation relating to the Debt Financing. Notwithstanding the foregoing, Merger Sub and Parent shall not, and the Requisite Investors shall not permit Merger Sub or Parent to, enter into or borrow under any agreement in connection with Debt Financing on terms that are materially adverse to Merger Sub, Parent or the Investors compared to the terms set out in any Debt Commitment Letter, unless such agreement or borrowing has been approved by each Investor (which approval shall not be unreasonably withheld).  The Investors shall work together and cooperate in good faith in connection with arranging and negotiating the full documentation relating to the Debt Financing.  Each Investor shall provide such assistance in connection with arranging and negotiating the full documentation relating to the Debt Financing as may be reasonably requested by the Requisite Investors.
2.15.2          To the extent legally permissible, each of the Investors shall furnish the Financing Banks, as promptly as reasonably practicable, with financial and know-your-client information and execute and deliver such financing documents, certificates and other supporting documentation as are reasonably or customarily requested by the Financing Banks in connection with the Debt Financing, subject to appropriate confidentiality undertakings satisfactory to each of the Investors.  In addition, each of the Investors shall use reasonable best efforts, to the extent legally permissible, to furnish the Financing Banks with information reasonably or customarily requested (and in such Investor’s possession) by the Financing Banks regarding the financial condition, business, operations and assets of the Company, in order for the Financing Banks to evaluate the Company and the terms of the Debt Financing.  Each of the Investors further agrees to reasonably assist in providing information required for the preparation of materials for the Financing Banks, including information memoranda and similar documents required in connection with the Debt Financing.  For the avoidance of doubt, nothing in this Section 2.15.2 shall be construed to create any obligation on the part of any Investor to personally pledge any collateral in connection with the Debt Financing, and the obligations of the Investors under this Section 2.15.2 shall be subject to the fiduciary duties and other obligations of the Investors under applicable Laws.
Section 2.16          Approvals.
2.16.1          Subject in all respects to the limitations in the Merger Agreement, each Investor shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Requisite Investors to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Requisite Investors, desirable for the consummation of the Transactions.

2.16.2            The Founder and Internet Opportunity shall use commercially reasonable efforts, and shall cause their respective Affiliates (if applicable) to use commercially reasonable efforts, to complete, prior to the Closing, all necessary reporting, filing, registration, notification or similar procedures required to be completed by such persons under SAFE Circular 37 and the Measures for the Administrative Measures for Outbound Investment by Enterprises (effective as of March 1, 2018 and promulgated by the National Development and Reform Commission of the PRC) in connection with the consummation of the Transactions.
Section 2.17          Required Information.  Each of the Investors, on behalf of itself and its Affiliates, agrees to promptly provide to Parent (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) any information about such Investor (or its Affiliates) that Parent (at the direction of the Requisite Investors) reasonably determines upon the advice of outside legal counsel is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) any other filing or notification with any Governmental Authority in connection with the Transactions, including the Merger, this Agreement, the Equity Commitment Letters, the Guarantees, the Support Agreement or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions. Each of the Investors shall reasonably cooperate with Parent in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or any of its Affiliates). Each of the Investors agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), its and its respective Affiliates’ identity and beneficial ownership of the Shares, ADSs or other equity securities of the Company and the nature of such party’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Guarantees, the Support Agreement or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff). Each of the Investors hereby represents and warrants to Parent and the Requisite Investors as to itself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Investor or its Affiliates in writing pursuant to this Section 2.17, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Investor or its Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If required under applicable Law or requested by applicable Governmental Authorities following the time that all of the relevant facts and circumstances of the involvement of an Investor (and its Affiliates) in the Transactions are provided to such Governmental Authorities and such Investor has had a reasonable amount of time (taking into consideration the status of the applicable Governmental Authority’s clearance of other related documents and filings relating to the Transactions, such as the Proxy Statement) to present and explain its positions with the applicable Governmental Authority, such Investor agrees to join (and to cause its Affiliates to join) as a filing party to any Schedule 13E-3 filing discussed in the preceding sentence.

Section 2.18          Control over Internet Opportunity. The Founder and Internet Opportunity jointly and severally represent, warrant and covenant to each other party hereto that Internet Opportunity is, as of the date hereof, and will remain, during the term of this Agreement, controlled (as defined in the Merger Agreement) by the Founder.
3.          MISCELLANEOUS.
Section 3.1          Effectiveness.  This Agreement shall become effective on the date hereof and shall terminate (except with respect to Section 2.7, Section 2.8, Section 2.9, Section 2.11.2 (solely to the extent such provision contemplates survival following termination) and Section 3 which shall remain in effect indefinitely and Section 2.12, Section 2.13 and Section 2.14 which shall remain in effect until the date which is twelve (12) months after the termination of this Agreement) upon the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article VIII thereof; provided that Section 2.6.1 shall remain in effect if this Agreement is terminated upon the Effective Time until a Shareholders Agreement or other definitive agreement containing customary terms including (and that are, subject to mutually agreed changes, consistent with) the terms set forth on Exhibit C hereto is duly executed by the Investors in accordance with Section 2.6.1; provided, further, that any liability for failure to comply with the terms of this Agreement shall survive such termination.
Section 3.2          Amendment; Waivers.  Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Investors.  No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Investor against whom the enforcement of such waiver, discharge or termination is sought.  No failure or delay by any Investor in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 3.3          Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
Section 3.4          Remedies.  The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that this Agreement may only be enforced against an Investor by Parent or Merger Sub, acting at the direction of the Requisite Investors.  In the event that Parent determines to enforce the provisions of the Equity Commitment Letters or the Support Agreement, in each case, in accordance with this Agreement, and the Requisite Investors are prepared to (a) cause Parent and Merger Sub to consummate the Merger in accordance with this Agreement, (b) fulfill their (or their Affiliates’) obligations under the Support Agreement and (c) fulfill their (or their Affiliates’) respective Commitments immediately prior to the Closing, as evidenced in writing to the other Investors (the Investors who are so prepared, the “Closing Investors”), but one or more Investors fails to fund its (or cause to be funded its Affiliates’) Commitment or provides written notice that it or its Affiliates will not fund its or their Commitment, or fails to fulfill its (or its Affiliates’) obligations under the Support Agreement or provides written notice that it (or its Affiliates) will not fulfill its or their obligations under the Support Agreement, as applicable, the parties hereto agree that the Closing Investors shall, subject to Section 2.3.2(iv)(2), be entitled, in their discretion, to either (i) specific performance of the terms of this Agreement and the Equity Commitment Letters or the Support Agreement, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (ii) payment by the Failing Investors in an amount equal to the aggregate out-of-pocket damages (including any amounts payable by the Guarantors in respect of the Guarantees) incurred by such Closing Investors and their Affiliates that are EC Investors, Supporting Shareholders or Guarantors; provided, however, that, notwithstanding anything in this Agreement to the contrary, in the event that Internet Opportunity is a Failing Investor, Internet Opportunity shall, in no event, be liable pursuant to this Section 3.4 for an amount in excess of its Liability Pro Rata Portion of the amount that would have otherwise been payable by Internet Opportunity pursuant to this Section 3.4.  If Parent, acting at the direction of the Requisite Investors, determines to enforce the remedy described in the preceding sentence against any Failing Investor, it must do so against all Failing Investors.  If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (x) the amounts due from all Failing Investors hereunder (including the value of any Rollover Commitment) multiplied by (y) a fraction of which the numerator is such Failing Investor’s and its Affiliates’ Commitment and the denominator is the sum of all Failing Investors’ and their Affiliates’ Commitments.
Section 3.5          No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships, limited liability companies, corporations or other entities, Parent, Merger Sub and each Investor covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against and no personal liability shall attach to, any former, current or future direct or indirect holder of any equity, general or limited partnership or limited liability company interest, controlling person, management company, portfolio company, incorporator, director, officer, employee, agent, advisor, attorney, representative, Affiliate (other than any permitted assignee under Section 3.10), members, managers, general or limited partners, shareholders, stockholders, representatives, successors or assignees of any Investor or any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, attorneys, representatives, Affiliates (other than any permitted assignee under Section 3.10), members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligation of any Investor or its Affiliates under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation (in each case other than against parties to this Agreement or such other document or instrument as expressly provided therein).

Section 3.6          Governing Law; Jurisdiction.
3.6.1          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.
3.6.2          Any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 3.6.2 (the “Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive−type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
3.6.3          Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 3.6.3, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules.  Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.
3.6.4          Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02 of the Merger Agreement and in the case of each Investor at the address set forth in such Investor’s Equity Commitment Letter or the Support Agreement.  Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.
Section 3.7          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.7.
Section 3.8          Exercise of Rights and Remedies.
3.8.1          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
3.8.2          The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages alone would not be an adequate remedy for such damages any actual or threatened breach of this Agreement.  Except as set forth in this Section 3.8, including the limitations set forth in Section 3.8.2, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.
3.8.3          The parties’ right of specific enforcement is an integral part of the transactions contemplated hereby and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other party hereto (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each party hereto shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 3.8.  In the event any party hereto seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 3.8.
Section 3.9          Other Agreements.  This Agreement and the agreements referenced herein constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.  In the event of any conflict between the provisions of this Agreement and the provisions of such other agreements as are referenced herein (including, for the avoidance of doubt, any provisions of the Equity Commitment Letters or the Guarantees), the provisions of this Agreement shall prevail.  The Founder, Warburg Pincus, General Atlantic and Ocean Link hereby agree that the Exclusivity Letter is hereby terminated; provided, that, the termination of the Exclusivity Letter shall not relieve any party thereto of any liability or obligation resulting from any breach thereof, which accrued thereunder prior to the termination of the Exclusivity Letter.
Section 3.10          Assignment; No Third-Party Beneficiaries. Other than as provided herein, this Agreement and the rights, interests and obligations hereunder shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior consent of the other parties; provided that each party may assign its rights and obligations under this Agreement, in whole or in part, to an Affiliate of such party.  Each party agrees that it will remain bound and liable under this Agreement after such assignment to its Affiliates.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns of the parties.  Nothing in this Agreement, express or implied, shall be construed as giving any person, other than the parties and their heirs, successors, legal representatives and permitted assigns any right, remedy, obligation, liability or claim under or in respect of this Agreement or any provision hereof.
Section 3.12          No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 3.14          Interpretation.  When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day”.
Section 3.16          Counterparts.  This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, the Investors have caused this Agreement to be executed and delivered as of the date first written above.

Jinbo Yao
/s/ Jinbo Yao

Internet Opportunity Fund LP
By: Internet Opportunity Company, its general partner
By: Jinbo Yao, Director
/s/ Jinbo Yao

Polarite Gem Holdings Group Ltd
By: Steven G. Glenn, Director
/s/ Steven G. Glenn

General Atlantic Singapore 58TP Pte. Ltd.
By: Ong Yu Huat, Director
/s/ Ong Yu Huat

Ocean Magical Site Limited
By: Tianyi Jiang, Director
/s/ Tianyi Jiang

Quantum Bloom Group Ltd
By: Cheung Lun Julian CHENG, Director
/s/ Cheung Lun Julian CHENG

Quamtum Bloom Company Ltd
By: Cheung Lun Julian CHENG, Director
/s/ Cheung Lun Julian CHENG

[Signature Page to Interim Investors Agreement]